                                                                  Exhibit (d)(8)

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         AGREEMENT AND PLAN OF MERGER made as of this 21st day of December, 1999 among (A) THE JACOBSON GROUP, INC., a Massachusetts corporation with a principal place of business at 50 Church Street, Cambridge, MA 02138 (the "Company"), (B) Patricia K. Jacobson, an individual residing at 138 Spruce Street, Watertown, MA 02472, Barry H. Jacobson, an individual residing at 25 Haskell Street, Lexington, MA 02420, Richard W. Weissberg, an individual residing at 59 Eliot Crescent, Chestnut Hill, MA 02167, Michael S. Kirschenbaum, an individual residing at 31 Gorham Street, Cambridge, MA 02138 and Elizabeth W. Reiland, an individual residing at 61 Langdon Street, Newton, MA 01258 (collectively, the "Shareholders"), (C) JACOBSON ACQUISITION CORP., a Delaware corporation having an office at Two Manhattanville Road, Purchase, New York 10577 ("Merger Subsidiary") and with respect to those provisions appearing below its signature on the signature page hereof and (D) INTERLIANT, INC., a Delaware corporation having an office at Two Manhattanville Road, Purchase, New York 10577 (the "Parent" and the Sole Shareholder of the Merger Subsidiary).


                              W I T N E S S E T H :

         WHEREAS, the Company is engaged in the information technology consulting business (hereinafter, the "Business");

         WHEREAS, the Shareholders are the holders of all of the outstanding shares of the authorized capital stock of the Company;

         WHEREAS, the Merger Subsidiary is a wholly-owned direct subsidiary of Interliant, Inc., a Delaware corporation (the "Parent");

         WHEREAS, the parties hereto desire that the Company merge with and into the Merger Subsidiary, a wholly owned subsidiary of the Parent, upon the terms and subject to the conditions provided herein (the "Merger");

         WHEREAS, the parties intend that the transaction contemplated under this Agreement will qualify as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the parties intend by executing this Agreement to adopt a plan of reorganization under said Section 368(a) of the Code; and

         WHEREAS, the Shareholders join in the execution of this Agreement as the sole Shareholders, directors and principal officers of the Company and are familiar with the material aspects of operation of the business of the Company, including, without limitation, the Business;

         NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, the parties hereto agree as follows:

                                    ARTICLE 1

                                   THE MERGER
                                   ----------

         Section 1.01. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.03), the Company shall be merged with and into the Merger Subsidiary and the separate existence of the Company shall thereupon cease, and the Merger Subsidiary shall continue as the surviving corporation in the Merger (the "Surviving Corporation") under the laws of the State of Delaware under the name "THE JACOBSON GROUP, INC." as a wholly owned subsidiary of Parent. Throughout this Agreement, the term "Merger Subsidiary" shall refer to the Merger Subsidiary prior to the Merger and the term "Surviving Corporation" shall refer to the Merger Subsidiary in its status as the surviving corporation in the Merger.

         Section 1.02. The Closing. The closing of the Merger (the "Closing") will take place as of December 21, 1999 (the "Closing Date"). The Closing will be held at the offices of Diserio Martin O'Connor & Castiglioni LLP.

         Section 1.03. Effective Time of Merger. The Merger shall become effective upon the filing of a certificate of merger in the State of Delaware (the "Certificate of Merger") pursuant to and in compliance with this Agreement and Section 251 of the General Corporation Law of the State of Delaware ("Delaware Law") with the Secretary of State of the State of Delaware. When used in this Agreement, the term "Effective Time" shall mean the time at which the Certificate of Merger shall have been filed and become effective in accordance with Delaware Law.

         Section 1.04. Effect of the Merger. The merger shall, from and after the Effective Time, have all the effects provided by Delaware Law. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, conveyances, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Company to be vested in the Surviving Corporation, by reason of, or as a result of the Merger, or otherwise to carry out the purposes of this Agreement, the Company agrees that the Surviving Corporation and its proper officers and directors shall execute and deliver all such deeds, conveyances, assignments and assurances in law and in all things necessary, desirable or proper to best, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of each of the Company and the Merger Subsidiary or otherwise to take any and all such actions.

                                   ARTICLE II

                            THE SURVIVING CORPORATION
                            -------------------------

         Section 2.01. Certificate of Incorporation. The certificate of incorporation of the Merger Subsidiary as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended, except that the name of the Surviving Corporation shall be "THE JACOBSON GROUP, INC."

         Section 2.02. Bylaws. The By-laws of the Merger Subsidiary as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until thereafter duly amended.

         Section 2.03. Board of Directors. The directors of the Merger Subsidiary in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, until the earlier of their respective deaths, resignations or removals and the time that their respective successors have been duly elected or appointed and shall have qualified.

         Section 2.04. Officers. The officers of the Merger Subsidiary in office prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, until the earlier of their respective deaths, resignations or removals and the time that their respective successors have been duly elected or appointed and shall have qualified.

                                   ARTICLE III

                                 STATUS OF STOCK
                                 ---------------

         Section 3.01. Status of Merger Subsidiary Stock. At the Effective Time, each share of common stock, $.01 par value, of the Merger Subsidiary (the "Merger Subsidiary Common Stock") that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding unchanged by reason of the Merger as one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

         Section 3.02. Status of Company Stock.

         (a) At the Effective Time, each share of common stock, $.01 par value of the Company (the "Company Common Stock") that is issued and outstanding immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of shares of common stock, $.01 par value of Parent ("Parent Common Stock") and cash as set forth in Section 4.02 hereof.

         (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and to exist and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such Company Common Stock, except the right to receive the consideration described in Section 4.02 hereof upon the surrender of stock certificates representing such shares of Company Common Stock.

         (c) Each share of Company Common Stock issued and held in the Company's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired and shall cease to exist without payment of any consideration therefor.

         (d) All options to purchase capital stock of the Company outstanding, if any, whether or not exercisable and whether or not vested under the Company's option plan shall be cancelled by the Company on or prior to the Closing.

                                   ARTICLE IV

                                  CONSIDERATION
                                  -------------

         Section 4.01. Delivery by Shareholders of Company Common Stock at Closing.

     In reliance on the representations, warranties and covenants herein contained and subject to the terms and conditions of this Agreement, on the Closing Date the Shareholders (in the number set out below) will sell, convey, transfer and deliver to the Merger Subsidiary an aggregate of 3,000 shares of Company Common Stock representing all of the issued and outstanding shares of capital stock of the Company. The Company Common Stock is allocated among the Shareholders in the following fashion:

Shareholder                Number of Shares of Company Common Stock
-----------                ----------------------------------------

Patricia K.  Jacobson                         875

Barry H. Jacobson                             875

Richard W. Weissberg                          875

Michael S. Kirschenbaum                       300

Elizabeth W. Reiland                           75

Total                                       3,000

         Section 4.02. Delivery of Consideration by Merger Subsidiary at Closing. In reliance on the representations, warranties and covenants herein contained and in exchange for the sale, conveyance, transfer and delivery of the shares of Company Common Stock described in Section 4.01 above, in each case subject to the terms and conditions of this Agreement, on the Closing Date (with respect to the Cash Consideration) and as soon as reasonably practicable after the Closing Date (with respect to the Stock Consideration, as such term is defined below) the Merger Subsidiary shall deliver or cause to be delivered to the Shareholders the following aggregate consideration, which shall be pro rated among the Shareholders based on the number of Company Common Shares owned by them:

         (a) an aggregate amount of $3,750,000 (three million, seven hundred fifty thousand dollars) (the "Cash Consideration"), ($375,000 of which shall be placed in escrow pursuant to Section 6.03 hereof) payable on the Closing Date in cash, by certified or official bank check payable to the order of the Shareholders, or by wire transfer of federal funds to the account of the Shareholders, as the Shareholder in question shall direct in writing on or before the Closing Date, which amount will be prorated among the Shareholders as set forth on Exhibit 4.02(a).

         (b) 147,174 shares of Parent Common Stock to be delivered as soon as reasonably practicable after the Closing Date, (14,717 of which shall be placed in escrow pursuant to Section 6.03 hereof) which shares shall be prorated among the Shareholders as set forth on Exhibit 4.02(a).

         The shares of Parent Common Stock delivered pursuant to this Section 4.02(b) hereof and any additional shares of Parent Common Stock that are delivered pursuant to Section 4.02(c) hereof are sometimes referred to as "Closing Shares". Closing Shares together with the Cash Consideration are sometimes referred to as the "Merger Consideration".

         (c) At the Closing, the Merger Consideration shall be adjusted (upwards or downwards) by the amount, if any, by which the Adjusted Net Worth (as defined in Section 5.01(p) herein) exceeds or is less than $100,000 (the "Net Worth Target"). For purposes hereof, the term "Net Worth" means the total assets of the Company less its total liabilities, other than the Indemnified Liabilities (as defined in Section 6.02(b)herein) determined on an accrual basis in accordance with generally accepted accounting principals ("GAAP"). In the event a downward modification to the Merger Consideration is required, then the Cash Consideration shall be reduced accordingly. If an upward modification to the Merger Consideration is required, then such modification shall be made 50% in cash and 50% in Parent Common Stock.

         (d) The Merger Consideration specified in Section 4.02(c) above shall be subject to adjustment after the Closing as follows. If the Company's outstanding accounts receivable over 60 days old as of the Closing Date identified on Exhibit 4.02(d) in the amount of $430,000 shall not be paid to the Surviving Corporation in full on or before March 15, 2000( herein "Guaranteed Receivables"), any amount not so paid shall be paid to the Surviving Corporation out of the Short Term Escrow referred to in Section 6.03(c) hereof. Within ninety (90) days after the Closing the Surviving Corporation shall review the Company's books as of the Closing Date to determine the accuracy of the information set forth on the Certificate of Adjusted Net Worth referred to in
Section 9.01(n). The Surviving Corporation shall notify the Shareholder Representative in writing of any variances from the Certificate of Adjusted Net Worth. The Shareholder Representative shall have 15 days to notify the Surviving Corporation of any dispute with its findings. Any disputes which the parties are unable to resolve to their mutual satisfaction shall be resolved by a mutually agreeable independent accounting firm whose decision shall be final. The fees of the independent accounting firm shall be paid 50% by the Shareholders and 50% by the Surviving Corporation. After the Closing there shall be an adjustment (upwards or downwards) by the amount, if any, by which the actual Net Worth of the Company as finally determined in accordance with this Section 4.02(d) exceeds or is less than the Adjusted Net Worth by more than $15,000 (the "Basket"). If the Basket is exceeded, the adjustment shall be for 100% of the difference. Any adjustment in favor of the Surviving Corporation may be taken from the Escrow provided in Section 6.03(c).

     Section 4.03. Earnout Amount.

     (a) In addition to the consideration described in Section 4.02 above, the Surviving Corporation will pay to the Shareholders an earnout (the "Earnout") as follows:

            (i) An amount equal to $1,527,500 which will be payable only if the Surviving Corporation generates a minimum of $4,312,500 in actual gross revenue, exclusive of investment income, (the "Actual Gross Revenue") for the calendar year 2000 and its EBITDA margin during said period is no less than 10% subject to the Caps contained in Section 4.03(a)(iii) below.

            (ii) An amount equal to 85% of the amount by which the Actual Gross Revenues of the Surviving Corporation for the calendar year 2000 exceeds $4,312,500, provided the Surviving Corporation's EBITDA margin during said period is no less than 10% subject to the Caps contained in Section 4.03(a)(iii) below.

            (iii) If the actual gross revenues of the Surviving Corporation for the calendar year 2001 are between $4,312,500 and $5,000,000 an amount equal to 85% of the amount by which the Actual Gross Revenues of the Surviving Corporation for the calendar year 2001 exceeds $4,312,500, provided the Surviving Corporation's EBITDA margin during said period is no less than 10% and provided further, that the Shareholders earned the Earnout as described in
Section 4.03(a)(i) above or came within 90 % of the gross revenue and EBITDA margin targets set forth therein. If the actual gross revenues of the calendar year 2001 are $5,000,000 or more, an amount equal to $434,000 plus the amount equal to 85% of the amount by which the Actual Gross Revenues of the Surviving Corporation for the calendar year 2001 exceeds $5,000,000, provided the Surviving Corporation's EBITDA margin during said period is no less than 10% and provided further, that the Shareholders earned the Earnout as described in
Section 4.03(a)(i) above or came within 90 % of the gross revenue and EBITDA margin targets set forth therein. Notwithstanding anything contained herein to the contrary, in no event shall the Earnout amounts payable under this Section 4.03(a)(iii) plus the amount paid in the preceding Section 4.03(a)(ii) exceed $3,272,500.00 and in no event shall the Earnout amounts payable under Sections 4.03(a)(i),(ii) and (iii) exceed $4,800,000 (herein collectively the "Caps").

      (b) All Earnout amounts payable hereunder shall be payable, if earned, within 60 days after the end of the applicable calendar year. At the Surviving Corporation's option, the Earnout shall be paid in cash or in the Parent Common Stock (and such portion of Earnout amount so paid in Parent Common Stock shall be referred to herein as the "Earnout Shares"), or any combination thereof; provided, however, that any such combination of cash and the Parent Common Stock does not, in and of itself, cause the merger to fail to qualify as a reorganization pursuant to Section 368(a) of the Code and the cash portion thereof shall not be less than 13.5%. Any portion paid in the Parent Common Stock will be based on the average trading price of Parent Common Stock for the 10 business days ending immediately preceding the end of the applicable payment period. Any such shares of Parent Common Stock issued as part of the Earnout will be subject to the same limitations and qualifications described in Section 5.01(o) below.

      (c) The salaries and bonuses earned or paid to certain shareholders under their respective Employment Agreements described in Section 9.01(f) hereto during calendar years 2000 and 2001 respectively (except for Incentive Bonuses paid to Michael Kirschenbaum under his Employment Agreement and bonuses paid to non-Shareholder employees as described in a letter to the Company from the Merger Subsidiary of the same date herewith), shall, among other things, be included in the calculation of EBITDA as said term is used herein. For purposes of calculating EBITDA herein, office rent shall be accounted for on the cash method rather than the accrual method of accounting and Actual Gross Revenues shall include 100% of web or application hosting revenue received by Parent or any of its subsidiaries (excluding the Surviving Corporation), less customer cancellations or credits relating thereto, which results from a customer referred by the Shareholders. For purposes of calculating the Earnout Amount such web or application hosting revenues shall be deemed to be at an EBITDA margin of 15%.

      (d) Undertaking By Parent. In connection with the Earnout, Parent agrees as follows:

           (i) If the Earnout is earned and the Surviving Corporation has not made payment thereof as contemplated herein, the Parent agrees to fund the cash portion of the Earnout upon ten (10) days' written notice from the Shareholders and to use diligent efforts to deliver promptly the stock certificates representing the Common Stock portion of the Earnout then due;

           (ii) The Business shall be operated after the Closing as a separate division or subsidiary of Parent or any subsidiary thereof (for avoidance of doubt, it is hereby acknowledged that this undertaking shall not constitute an undertaking to operate the Business as a separate legal entity).

           (iii) The Parent shall support the Business Plan developed in accordance with Section 10.04 hereof.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

        Section 5.01. Representations and Warranties of the Shareholders.

              Each Shareholder, jointly and severally, represents and warrants to the Merger Subsidiary and Parent as follows:

              (a) Organization; Good Standing; Stock Ownership; Capitalization.
                  ------------------------------------------------------------

                    (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation as set forth on Exhibit A, and has the corporate power and authority to own or
             ---------
lease its properties and to conduct its business as currently conducted, and the Company is qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions where failure to qualify would have a material adverse effect on the Company or the conduct of the Business by the Company after the Closing Date. The Company maintains offices only at the site(s) listed in item 2(d) on Exhibit A and has no operations other than from those site(s).
                ---------

                    (ii) The Shareholders are the sole beneficial and/or record owners of all of the issued and outstanding shares of capital stock of the Company and own the number of shares of such stock set forth opposite his or her name in item 2(a) on Exhibit A, in each case free and clear of any liens,
                         ---------
encumbrances or restrictions on transfer of any nature whatsoever other than the obligations of Shareholders arising under this Agreement. Except for this Agreement and the transactions contemplated hereby, the Shareholders have no legal obligation, absolute or contingent, to any person or firm to sell the Company's capital stock or to enter into any agreement with respect thereto. Other than the Shareholders, no other person or entity has ever been a shareholder of the Company.

                    (iii) The Company's authorized capital consists exclusively of 100,000 shares each of Class A and Class B common stock, par value $1.00 per share of which only 3,000 shares of Class A common stock are issued and outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable. There are no existing options, calls or commitments of any character whatsoever, or agreements to grant the same, relating to the Company's capital stock. The Company has no outstanding securities convertible into or exchangeable or exercisable for any shares of common stock or any options, calls or commitments of any character whatsoever with respect to the issuance of such convertible securities. The Company owns no equity interests, convertible securities, marketable securities, notes or other obligations evidenced by written instruments of any other firm or entity. The Company has no subsidiaries.

        (b)   Corporate Authorization.  The execution, delivery and performance
              -----------------------
by the Shareholders and the Company of this Agreement and any other agreements contemplated herein to which the Shareholders or the Company are a party has been authorized and approved by all requisite corporate and other action on the part of the Shareholders and the Company, and no other corporate or other approval or authorization is required on the part of the Shareholders, the Company, any trustee or any other person by law or otherwise in order to make this Agreement the valid, binding and enforceable obligations of the Shareholders and the Company, respectively. This Agreement and any other agreements contemplated herein to which the Shareholders or the Company are a party are the valid, binding and enforceable obligations of the Shareholders and the Company, enforceable against the Shareholders and the Company in accordance with their respective terms. The execution, delivery and performance of this Agreement and any other agreements contemplated herein to which the Shareholders or the Company are a party and the transactions contemplated hereby (and thereby) by the Company and the Shareholders will not (a) conflict with or violate the provisions of any applicable law, rule or order or the Company's Articles of Organization or by-laws, (b) conflict with or constitute a default under any agreement or contract by which the Company or the Shareholders are bound, or (c) require the consent or approval of, or filing with, any governmental body or third party other than as set forth on Exhibit 5.01(b)(1).
                                                            ------------------
Set forth on Exhibit 5.01(b)(2) is a list of officers and directors of the
             ------------------
Company, all trade names used by the Business and all jurisdictions in which the Business is conducted.

         (c)     The Company's Assets.
                 --------------------

                        (i) All vendor and customer contracts, distribution agreements, confidentiality agreements, purchase and sales orders, powers of attorney, undertakings, commitments and other agreements to which the Company is a party and which relate in any manner to the Business and/or the relationship between the Company and the Customers (hereinafter defined) or its vendors, whether written or oral, shall be referred to herein collectively as the "Business Agreements". The Company has delivered to the Merger Subsidiary, on or before the Closing Date, true and correct copies of all written Business Agreements and detailed summaries of all oral Business Agreements which includes all material terms of such oral Business Agreements. Attached hereto as Exhibit
                                                                        -------
5.01(c)(i)(1) are true and correct copies of all agreements which have been
-------------
entered into between the Company and its Customers concerning the Business which the Company has any present or potential liability or obligation under, or under which the Company derives, or may in the future derive, a benefit from. Also attached as part of Exhibit 5.01(c)(i)(1) is a schedule stating the identity of
                    ---------------------
the Customer to each of those agreements which are in force and effect as of the Closing Date, together with a designation of which form of agreement each such Customer has entered into. Annexed as Exhibit 5.01(c)(i)(2) is a detailed
                                      ---------------------
summary of all oral Business Agreements, as well as a copy of all written Business Agreements between the Company and vendors or service providers, or which relate to any strategic partnerships, reselling arrangements or joint ventures between the Company and others, concerning the Business. Listed on
Exhibit 5.01(c)(i)(3) is a description of each and every real estate, equipment
---------------------
and personal property lease (collectively, the "Leases") to which the Company is a party and which relates to the Business. The Leases are also included within the definition of Business Agreements as said term is used herein. The Company is not the owner or lessee of any motor vehicles whether or not they are used in the Business. The Company does not own or lease any interest in any real property or lease any equipment used in the Business, except as expressly stated on Exhibit 5.01(c)(i)(3). Neither
                                               ---------------------
the Company nor any other party is in default under any Business Agreement and no other party to any Business Agreement has made any claim or given the Company notice of any dispute under any Business Agreement, except as set forth on
Exhibit 5.01(c)(i)(4). Each Business Agreement is in full force and effect and
--------------------
the Company has obtained all required consents to the Company's merger as contemplated in this Agreement, except as set forth on Exhibit 5.01(c)(i)(5).
                                                       ---------------------

                 (ii)   All of the  tangible  assets of the Company  used in
the Business, including, without limitation, all machinery, office and other equipment, furniture, hardware, computers and related equipment, business machines and telephones, telephone systems, parts and accessories presently utilized by the Company in the Business, shall be referred to herein collectively as the "Tangible Assets". Attached hereto as Exhibit 5.01(c)(ii)(A)
                                                          ----------------------
is a true and correct list or description of the material Tangible Assets, it being understood that certain tangible assets, including certain works of art, items of furniture and other assets identified on Exhibit 5.01(c)(ii)(B), are
                                                  ----------------------
"used in the Business" but not included among the Tangible Assets ("Excluded Assets As of the Closing Date, each of the Tangible Assets is in good and operable condition, reasonable wear and tear excepted.

                 (iii) All patents, trademarks, trade names, service marks, service names, logos, designs, formulations, copyrights and other trade rights and all registrations and applications therefor, all know-how, trade secrets, technology or processes, research and development, all telephone numbers, facsimile numbers, e-mail addresses and Internet domain addresses, all Web sites and all computer programs, control panels, surcharge calculators, data bases and software documentation owned or used by the Company, if any, other than off-the-shelf software licensed by the Company, shall be referred to herein collectively as the "Intellectual Property". The "Intellectual Property" comprises all intellectual property rights necessary or advisable for the conduct of the Business as currently conducted. Attached hereto as Exhibit
                                                                   -------
5.01(c)(iii) is a true and correct list of all of the Intellectual Property (and
-----------
where practicable, a copy thereof) including, without limitation, all proprietary software owned by the Company. Exhibit 5.01(c)(iii) also indicates
                                           --------------------
which of such items have been patented or registered or are in the process of application for same. Except for the Software as such term is defined below and except as set forth in Exhibit 5.01(c)(iii) with respect to ownership, the Company is the sole owner, free of any lien or encumbrance, of all the Intellectual Property listed in Exhibit 5.01(c)(iii). The Company has taken, and
                                -------------------
will take, all necessary and reasonable actions to protect its rights in Intellectual Property owned by it. The Company's rights in the Intellectual Property are valid and enforceable. Except as disclosed on Exhibit 5.01(c)(iii),
                                                           --------------------
the Company has received no demand, claim, notice or inquiry from any individual, organization or entity (collectively, "Person") in respect of the Intellectual Property which challenges, threatens to challenge or inquires as to whether there is any basis to challenge, the validity of, or the rights of the Company in the Intellectual Property, and the Company knows of no basis for any such challenge. The Company is not in violation or infringement of, and has not violated or infringed, any intellectual property rights of any other Person. To the knowledge of the Company, no third party is infringing on the rights of the Company in and to the Intellectual Property. Except on an arm's-length basis for value and other commercially reasonable terms, the Company has not granted any license with respect to the Intellectual Property to any Person. Also attached to Exhibit
                                                                     -------
5.01(c)(iii) is a true and complete list of all software licensed or used by the
------------
Company in operating and maintaining the Business, including, without limitation, all off-the-shelf or shrink-wrap licensed software (collectively, the "Software"). As indicated on Exhibit 5.01(c)(iii), the Company either owns or has valid, royalty-free and fully-paid licenses for all of the Software and has provided the Merger Subsidiary with copies of all such licenses. Exhibit
                                                                     -------
5.01(c)(iii) also indicates which of such items have been patented or registered
------------
or are in the process of application for same.


                 (iv)   Set forth on Exhibit  5.01(c)(iv) is a true and complete
                                     --------------------
copy of the Company's customer list as of the Closing Date relating to the Business which includes, in the case of each customer, the name of the customer, its billing and domain addresses, identity and contact information of each relevant contact person, a statement of the monthly or annual (as indicated) service charges relating to such customer (the "Customer List"). All customers of the Company relating to the Business, including without limitation, those customers included on the Customer List, shall be referred to herein as the "Customers".

                 (v) As used herein, the term "the Company's Assets" shall be all assets of the Company (other than, for the avoidance of doubt, the "Excluded Assets" defined in Section 5.01(c)(ii) including, without limitation, all cash and cash equivalents, all classes of assets of the Company as shown on the Company's balance sheet as of November 30, 1999 (annexed as Exhibit
                                                                -------
5.01(d)), the Business Agreements, the Tangible Assets, the Intellectual
--------
Property, the Software, the Customer List, the Customers, together with the good will and business opportunities of the Company as it relates to the Business, and all other assets of the Company whether or not used in connection with the operation of the Business, wherever located, tangible or intangible, including without limitation, all rights the Company may have under any insurance policies, and all books, records and files (whether in paper or electronic format). The Company's Assets are not subject to (i) any lien or encumbrance of any character whatsoever except as set forth on Exhibit 5.01(c)(v) or (ii) any
                                                ------------------
adverse claims by any third parties. The Company's Assets include all rights, properties, interests and assets used by the Company and/or necessary to permit the Company to carry on the Business as presently conducted by the Company.

                 (vi) The Shareholders reasonably expect that the business represented by the Business Agreements will continue after the date hereof and the Closing Date, subject to normal customer turnover. The Shareholders do not have any knowledge that any customers included on the Customer List, other than those listed on Exhibit 5.01(c)(vi), intend to terminate their relationship with
                -------------------
the Company or significantly reduce the amount of business they presently do with the Company.

                 (d)    Financial Statements.  Annexed hereto as Exhibit 5.01(d)
                        --------------------                     ---------------
(1) are copies of the Company's (i) unaudited financial statements for the last
---
three fiscal years of the Company ended December 31, 1998, 1997 and 1996, respectively, (ii) unaudited monthly financial statements for calendar year 1999, and (iii) unaudited financial statements for the period from January 1, 1999 through the end of the last completed month prior to the Closing Date both on a monthly and cumulative basis. Each of the aforementioned financial statements reflect the assets, liabilities, net worth, profit and loss, and cash flow of the Company as at the date of each such statements and for the period then ended, are complete and correct in all material respects, present fairly the financial condition and results of operations of the Company as at the dates of such statements, and have been prepared on an accrual basis in accordance with GAAP, except that any interim financial statements are subject to normal year-end adjustments and lack footnotes and other presentation items. The books of account and records of the Company have been maintained in accordance with good business practice and reflect fairly all properties, assets, liabilities and transactions of the Company. The Company has no material liabilities or obligations of any kind (whether accrued, absolute, direct, indirect, contingent or otherwise) which are not fully accrued or reserved against in the Company's financial statements in accordance with generally accepted accounting principles. Except as set forth on
Exhibit 5.01(d)(2), the Company has no bad debts as of the Closing Date. Since
------------------
the last day of the Company's last fiscal year, the Company has conducted the Business only in the ordinary and usual course and has not experienced any material adverse change in the Business or the financial condition of the Company. Since November 30, 1999, the Company has had no loss in net monthly recurring revenue from the Business, nor has there been any change in the number of shares of capital stock of the Company issued or outstanding or any declaration, setting aside, or payment of any dividend or other distribution (whether in cash, securities, property or otherwise) in respect of the Company's capital stock. Between November 30, 1999 and the Closing Date, the Shareholders warrant and represent that neither the Company nor the Shareholders have withdrawn, expended or applied any cash or other assets of the Company, except in the ordinary course of operations of the Business of the Company in accordance with past practices of the Company.

                 (e)    Existing Employment Arrangements. Except as set forth on
                        --------------------------------
Exhibit 5.01(e) the Company has no employment agreements, labor or collective
---------------
bargaining agreements and there are no employee benefit or compensation plans, agreements, arrangements or commitments (including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the Company for any employees of the Company or with respect to which the Company has liability, or makes or has an obligation to make contributions ("Employee Plans").

                 Each Employee Plan that is an employee welfare benefit plan as defined under Section 3(1) of ERISA is funded through an insurance company contract. Each Employee Plan by its terms and operation is in compliance with all applicable laws and all required filings with respect to Employee Plans have been made. Neither the Company nor any entity that is or was at any time treated as a single employer with the Company under Section 414(b), (c) (m) or (o) of the Code has at any time maintained, contributed to or been required to contribute to, or has any liability with respect to, any plan subject Title IV of ERISA. The events contemplated by this Agreement (either alone or together with any other event) will not (w) entitle any employees to severance pay, unemployment compensation, or other similar payments under any Employee Plan or law, (x) accelerate the time of payment or vesting or increase the amount of benefits due under any Employee Plan or compensation to any Company employees or (y) result in any payments (including parachute payments) under any Employee Plan or law becoming due to any employee. Any such Employee Plan shall be terminated by the Company effective December 31, 1999 and upon such termination, the Company, the Merger Subsidiary, Parent and their respective officers, directors, shareholders, successors and assigns, shall have no liability whatsoever with respect to or arising under or from such Employee Plans.

                  There are no pending or, to the knowledge of the Shareholders or the Company, threatened strikes, job actions or other labor disputes affecting the Company or its employees and there have been no such disputes for the past three years. Also set forth on Exhibit 5.01(e) is a true and complete
                                        ---------------
list of all employees of the Company employed in connection with the Business, which list provides, among other things, the name, social security number, residence address, title, job description and salary information concerning each employee, as well as a true and correct list of each employee who holds an H1B1 visa, if any.

                  The Company has not and, both prior to the Closing Date and after giving effect to the consummation on the Closing Date of the transactions described herein, will not have suffered a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act ("WARN"). The Shareholders and the Company will provide Merger Subsidiary, upon request, with such information as may be necessary for Merger Subsidiary to determine its potential WARN liability.

                  The Company is in compliance in all material respects with all laws and orders relating to the employment of labor, including, without limitation, all such laws and orders relating to wages, hours, discrimination, civil rights, immigration, safety and the collection and payment of withholding and/or Social Security taxes and similar taxes.

                  (f) Claims, Litigation, Disclosure. Except as set forth on
                      ------------------------------
Exhibit 5.01(f) there is no claim, litigation, tax audit, proceeding or
---------------
investigation pending or, to the Company's or the Shareholder's knowledge, threatened against the Company, the Business or any of the assets of the Company (including, without limitation, any claims of infringement or actions of opposition with respect to the Intellectual Property or Software), nor does the Company nor the Shareholders know of any facts which would provide a basis for any such claim, litigation, audit, proceeding or investigation.

                  (g) Taxes. Except as set forth on Exhibit 5.01(g), the Company
                      -----                         --------------
and its affiliates (not including the Shareholders) and any affiliated, combined, unitary or similar group of which any such Company is or was a member, as the case may be (individually, an "Affiliate" of the Company and, collectively, the Company's "Affiliates"), have (i) correctly prepared and timely filed all tax returns, declarations, reports, estimates, information returns and statements in respect of any Taxes (the "Tax Returns") required to be filed or sent by or with respect to the Company or any Affiliate (copies of which have been provided to the Merger Subsidiary), (ii) timely paid all Taxes that are or were due and payable whether or not shown (or required to be shown) on a Tax Return,
(iii) established on their books and records reserves (determined without regard to deferred Taxes) that are adequate for the payment of all Taxes not yet due and payable, (iv) no liability for Taxes with respect to any taxable period, or portion thereof, ending on or before the Closing Date that is not specifically identified in such Tax reserve on the books and records, and (v) complied in all material respects with all applicable laws, rules and regulations relating to the withholding and payment of Taxes and have timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws. There are no liens for Taxes upon the assets of the Company or any of its Affiliates except liens for Taxes not yet due. Except as set forth on Exhibit 5.01(g), no claim has ever
                                              ---------------
been made in writing by any taxing authority with respect to the Company or any of its Affiliates in a jurisdiction where the Company and/or any of its Affiliates do not file Tax Returns that the Company or any such Affiliate is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Affiliates has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. The statute of limitations for the assessment of U.S. federal income taxes has expired for all U.S. federal income tax returns and/or years of the Company and each of its Affiliates, or such tax returns have been examined by the Internal Revenue Service ("IRS") for all periods through December 31, 1994, and no deficiency for any Taxes has been proposed, asserted or assessed, or is anticipated or expected to be proposed, asserted or assessed, against the Company or any of its Affiliates which has not been resolved, reserved against on the most recent financial statement referred in Section 5.01(d) or and paid in full. There are no outstanding waivers or consents given by the Company or any of its Affiliates regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. Except as set forth on Exhibit 5.01(g), no federal, state, local or foreign audits or
                ---------------
other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns. Neither the Company nor any of its Affiliates (i) is a party to any agreement providing for the allocation, sharing or indemnification of Taxes; (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or an Affiliate, nor does the Company or any Affiliate thereof have any knowledge that the IRS has proposed any such adjustment or change in accounting method; or (iii) is or has been a United States real property holding Company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code. Neither the Company nor any of its Affiliates has filed a consent pursuant to Section 341(f) of the Code, or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Affiliates. No property of the Company or any of its Affiliates is property that the Company, any of its Affiliates or any party to this transaction is or will be required to treat as being owned by another person pursuant to Section 168(f)(8) of the Code (prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of
Section 168(h) of the Code. Except as set forth on Exhibit 5.01(g), all
                                                   ---------------
transactions that could give rise to an understatement of U.S. federal income tax within the meaning of Section 6662 of the Code have been adequately disclosed in accordance with Section 6662 of the Code. No indebtedness of the Company or any of its Affiliates is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code. None of the Company or its Affiliates owns any interest in real property in any jurisdiction that would be subject to Tax upon its transfer. There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to, nor will the consummation of the transactions contemplated hereby obligate the Company or any of its Affiliates to make, the payment of any amount that would not be deductible by the Company or any Affiliate thereof by reason of Section 280G of the Code. Neither the Company nor any of its Affiliates has distributed the stock of any company in a transaction satisfying the requirements of Section 355 of the Code. Neither the Company nor any of its Affiliates is a party to any joint venture, partnership or other arrangement that could be treated as a partnership for U.S. federal income tax purposes.

         For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, transaction, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (including, without limitation, any state, local, federal or other taxing authority, whether domestic or foreign). For purposes of this Agreement, "Taxes" shall also include any obligations under any agreements or arrangements with any person with respect to the liability for, or sharing of, Taxes (including pursuant to Treasury Regulation (S) 1.1502-6 or comparable provisions of state, local or foreign tax law) and including liability for Taxes as a transferee or successor, by contract or otherwise.

         (h)  No Other Agreements to Sell Assets or Business. Neither the
              ----------------------------------------------
Shareholders nor the Company is a party to any existing agreement which obligates the Company or any Shareholder to sell to any other person or firm the Company's Assets (other than sales in the ordinary course of business), to issue or sell any capital stock or any security convertible into or exchangeable for capital stock of the Company or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto.

         (i)  No Brokers. The only broker, leasing agent, finder or similar
              ----------
person or entity with whom the Company or the Shareholders have made contact or had any dealings with or entered into any agreement, arrangement or understanding with concerning this Agreement and to whom the Company and/or the Shareholders is responsible to pay a finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement is the party or parties listed in item 4 on Exhibit A, if any, and the
                                                      ---------
Shareholders (and not the Company) shall be solely responsible for the payment of any such fee, commission or payment.

         (j)  Environmental Compliance.
              ------------------------

         (i) Neither the Company nor, to the knowledge of the Company, any operator of the Company's properties is in violation, or alleged to be in violation, of any federal, state or local judgment, decree, order, consent agreement, law (including common law), license, rule or regulation pertaining to environmental health or safety matters, including without limitation those arising under the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended, Water Act, as amended, the Federal Clean Air Act, as amended, the Toxic Substances Control Act, or any state or local analogue (hereinafter "Environmental Laws").

         (ii) Neither the Company nor any Shareholder has received a notice, complaint, order, directive, claim or citation from any third party, including without limitation any federal, state or local governmental authority, indicating or alleging that the Company or any predecessor may have any liability or obligation under any Environmental Law.

         (iii) To the knowledge of the Company, (A) no portion of the property of the Company has been used by any person for the generation, handling, processing, treatment, storage or disposal of Hazardous Materials except in accordance with applicable Environmental Laws; (B) no underground tank or other underground storage receptacle for Hazardous Materials, asbestos-containing materials or polychlorinated biphenyls are located on any portion of any location occupied by the Company each of which is listed on Exhibit A; (C) in
                                                            ---------
the course of any activities conducted by the Company or its invitees, agents, contractors, licensees or employees in connection with the Business of the Company, no Hazardous Materials have been generated or are being used except in accordance with applicable Environmental Laws; and (D) there have been no releases (i.e., any past or present releasing, spilling, leaking, leaching, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Materials on, upon, into or from the property currently or formerly owned, operated or leased by the Company, which releases would have a material adverse effect on the value of any of the property or adjacent properties or the environment.

         (iv) The execution, delivery and performance of this Agreement is not subject to any Environmental Laws which condition, restrict or prohibit the sale, lease or other transfer of property or operations, including, without limitation, any so-called "environmental cleanup responsibility acts" or requirements for the transfer of permits, approvals, or licenses. To the knowledge of the Company, there have been no environmentally related audits, studies, reports, analyses (including soil and groundwater analyses), or investigations of any kind performed with respect to the currently or previously owned, leased, or operated properties of the Company.

     For purposes of this Section, "Hazardous Material" shall mean any hazardous waste, as defined by 42 U.S.C. (S) 6903(5), any hazardous substances or wastes as defined by 42 U.S.C. (S) 9601(14), any pollutant or contaminant as defined by 42 U.S.C.

(S) 9601(33) or any toxic substances or wastes, oil or hazardous materials or other chemicals or substances regulated by any public or governmental authority.

     (k)  Year 2000. All information technology owned, used or supplied to
          ---------
others by the Company, including, without limitation, in all products and services (i) provided by the Business, whether to third parties or for internal use or (ii) to the best of the Shareholder's and the Company's knowledge after reasonable investigation, used in combination with any information technology of its clients, customers, suppliers or vendors, accurately processes or will process date and time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the years 1999 and 2000 and the twentieth century and the twenty-first century, including leap year calculations and neither performance nor functionality of such technology will be affected by dates prior to, during and after the year 2000. The Company has no obligations under warranty agreements, service agreements or otherwise to remedy or be liable for any information technology defect relating to the year 2000.

     (l)  Credit Card and Bank Accounts. Set forth on Exhibit 5.01(l)(1), is a
          -----------------------------               ------------------
true and complete list of the Company's employees who have been issued a Company credit card, including the type of card and account number. Set forth on Exhibit
                                                                         -------
5.01(l)(2), is a true and complete list of the Company's bank accounts and the
----------
authorized signatories for said accounts.

     (m)  Licenses and Compliance with Laws. The Company holds no material
          ---------------------------------
governmental or regulatory licenses, permits, consents or approvals in connection with the Business, and the Company is in compliance with all material laws and regulations applicable to the Business or otherwise.

     (n)  True and Complete. No representation or warranty made by the
          -----------------
Shareholders in this Agreement, nor any statement, certificate or Exhibit furnished by or on behalf of the Company or the Shareholders pursuant to this Agreement, nor any document or certificate delivered to Merger Subsidiary pursuant to this Agreement, or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of a material fact, or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading. Neither the Company nor any Shareholder has failed to disclose to the Merger Subsidiary any pending developments or circumstances of which it is aware which are reasonably likely to have a material adverse effect on the Business or the Company.

     (o)  Common Stock and Securities Matters. The Shareholders acknowledge and
          -----------------------------------
agree that (i) a reasonable time prior to the date hereof the Shareholders received from the Merger Subsidiary or Parent, and carefully reviewed a copy of each SEC Filing (as hereinafter defined), as well as a description of the Parent Common Stock, (ii) the Shareholders had reasonable time and opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement and the transactions contemplated hereby and to obtain any additional information from the Merger Subsidiary or Parent that was necessary for the Shareholders to verify the accuracy of each SEC Filing, (iii) the Shareholders will acquire the Closing Shares and Earnout

Shares (collectively, the "Consideration Shares") for their own accounts without any view to the distribution thereof except in accordance with the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder ("Securities Act") and all applicable state securities or "blue sky" laws, (iv) such Consideration Shares must be held indefinitely unless subsequently registered under the Securities Act and all applicable state securities and "blue sky" laws or unless an exemption from such registration is available; (v) the Closing Shares are subject to the terms and conditions of a lock-up agreement required by the underwriter of the initial public offering of the Parent Common Stock in a form previously provided to the Shareholders (the "Lock-Up Agreement") restricting the transfer by the Shareholders of the Parent Common Stock for a period of one hundred eighty (180) days following the completion of Parent's initial public offering on July 7, 1999, (vi) the Consideration Shares will not be registered under the Securities Act on the grounds that the offering and sale thereof contemplated by this Agreement will be exempt from registration pursuant to Regulation D promulgated pursuant to the Securities Act, and that Merger Subsidiary's and Parent's reliance upon such exemption is predicated upon the representations of the Shareholders set forth herein, (vii) each Shareholder represents that he or she has the requisite knowledge, experience and sophistication in financial and business matters such that he or she is capable of fully and completely evaluating the merits and risks inherent in the transactions contemplated by this Agreement, (viii) each Shareholder is an "accredited investor" as that term is defined in Rule 501(c) of Regulation D of the Securities Act, and (ix) in connection with the Parent's initial public offering in July 1999, Parent issued 8,050,000 shares of Parent Common Stock including 1,050,000 shares of Parent Common Stock sold through the exercise of the underwriter's over-allotment option. As used herein the term "SEC Filing" means, with respect to Parent, (i) the registration statement on form S-1 (Reg. No. 333-74403), (ii) the final prospectus pursuant to Rule 424(b) dated July 7, 1999 ("Prospectus") with respect to the offering of eight million fifty thousand (8,050,000) shares (including the over allotment shares described above) of Parent Common Stock and (iii) any reports or documents required to be filed by the issuer under sections 13(a), 14(a) and 15(d) of the Securities and Exchange Act of 1934.

         Each Shareholder further acknowledges and agrees that "stop transfer" instructions shall be placed against the Consideration Shares on the transfer books of the Parent's stock transfer agent until such time as such Consideration Shares are available for resale in accordance with all applicable law and with respect to the Closing Shares, pursuant to the Lock-Up Agreement, and that the certificates evidencing the Consideration Shares shall bear the following legend:


         The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under any applicable state securities laws and neither the Shares nor any interest therein may be sold, transferred, pledged or otherwise disposed of in the absence of such registration or an exemption from registration under such Act and the rules and regulations thereunder and in the absence of registration or an exemption from registration under any applicable state securities laws. [With respect to the Closing Shares only if issued prior to January 4, 2000: The transfer of the Shares is also subject to the restrictions set forth in a lock up agreement executed by the registered owner of the Shares. )

         Each Shareholder further agrees that if after the Closing all of the Existing Piggyback Rights Holders as defined in Article VII sign lock-up agreements, at the request of the Parent's underwriters in connection with a public offering of the capital stock of the Parent, that they will then promptly execute lock-up agreements in the same form.

         (p)  Adjusted Net Worth. Immediately prior to giving effect to the
              ------------------
consummation of the transactions contemplated by this Agreement the Adjusted Net Worth (as hereinafter defined) of the Company shall be no less than as stated in the Certificate of Adjusted Net Worth delivered pursuant to Section 9.01(n). As used herein the term "Adjusted Net Worth" means the Company's Net Worth as of the Closing Date.

         Section 5.02 Representations of the Merger Subsidiary.

         (a)  Corporate Matters; No Conflict. The Merger Subsidiary represents
              ------------------------------
and warrants to the Shareholders as follows: The Merger Subsidiary is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is a wholly-owned first tier subsidiary of Parent. The Merger Subsidiary upon the filing of a qualification certificate to do business in Massachusetts after the Closing Date, will be in good standing in each other jurisdiction in which it is doing business, except where failure to be in good standing would not have a material adverse effect on the business of the Merger Subsidiary and has the corporate power to enter into this Agreement, to perform its obligations hereunder and to conduct its business as currently conducted. The execution, delivery and performance of this Agreement and the transactions contemplated hereby (and thereby) by the Merger Subsidiary will not (a) conflict with or violate the provisions of any applicable law, rule or order or the Merger Subsidiary's Certificate of Incorporation or by-laws, (b) conflict with or constitute a default under any agreement or contract by which the Merger Subsidiary is bound, or (c) require the consent or approval of, or filing with, any governmental body or third party. The execution, delivery and performance by the Merger Subsidiary of this Agreement has been authorized and approved by all requisite corporate action on the part of the Merger Subsidiary

         (b)  No Brokers. The only broker, leasing agent, finder or similar
              ----------
person or entity with whom the Merger Subsidiary has made contact or had any dealings with or entered into any agreement, arrangement or understanding with concerning this Agreement and to whom the Merger Subsidiary is responsible to pay a finder's fee, brokerage commission or similar payment to is the party listed in item 5 on Exhibit A, if any, and the Merger Subsidiary shall be solely
                    ---------
responsible for the payment of any such fee, commission or payment.

         Section 5.03 Representations of the Parent and Merger Subsidiary Relating to Qualification of the Merger as a Tax-Free Reorganization.

         The Parent and the Merger Subsidiary represent and warrant to the Shareholders as follows:

         (a) Neither Parent nor Merger Subsidiary (x) is an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code; (y) has a present plan or intention to liquidate the Surviving Corporation or to merge the Surviving Corporation with or into any other corporation or entity, or to sell or otherwise dispose of the stock of the Surviving Corporation, or to cause the Surviving Corporation to sell, distribute or otherwise dispose of its assets, all except in the ordinary course of business or if such liquidation, merger or disposition is described in Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(d)(4) or Section 1.368-2(k); or (z) has a present plan or intention, following the Merger, to issue any additional shares of stock of the Surviving Corporation or to create any new class of stock of the Surviving Corporation.

         (b) The Merger Subsidiary is a wholly-owned subsidiary of Parent, formed solely for the purpose of engaging in the Merger, and will carry on no business prior to the Merger.

         (c) Immediately prior to the Merger, Parent will be in control of Merger Subsidiary within the meaning of Section 368(c) of the Code.

         (d) Parent has no present plan or intention to reacquire any of the Closing Shares.

         (e) It is the Parent's present intention that following the Merger, the Surviving Corporation will continue the Company's historic business or use a significant portion of the Company's historic business assets in a business as required by Section 368 of the Code and the Treasury Regulations promulgated thereunder.

                                   ARTICLE VI
                                   ----------

                                CERTAIN COVENANTS
                                -----------------

                 Section 6.01 Non-competition; non-solicitation.

         (a) For a period commencing on the Closing Date and ending on the second anniversary of the Closing Date, each Shareholder agrees not to engage in any capacity in any business which is similar to or in competition with the Business in each case, as conducted immediately after giving effect to the Closing, and which is located or does business in any state in the United States or throughout the World except as an employee or consultant of the Company, the Surviving Corporation, Parent or an affiliate of the Surviving Corporation or Parent.

         (b) Each Shareholder understands that pursuant to this Agreement he or she has received confidential and proprietary information of Merger Subsidiary and Parent and their respective affiliates, including, without limitation, customer lists and other trade secrets. Neither the Shareholders, nor any of the Company's officers, directors, employees, agents or contractors who received or learned of such confidential and proprietary information shall at any time, either before or after the Closing Date, disclose to any third party any such confidential or proprietary information of the Merger Subsidiary or Parent, or make use of any of such information except in evaluating whether to enter into this Agreement. In connection with such evaluation, the Company and the Shareholders may disclose such proprietary information to their legal and financial consultants on a need to know basis on the condition that those consultants are similarly prohibited from further disclosing such information as provided herein.

         (c) For a period commencing on the Closing Date and ending on the third anniversary of the Closing Date, no Shareholder, unless acting with the express written consent of the Surviving Corporation or Parent, will, directly or indirectly, interfere with, solicit or endeavor to entice away:

any person who was an employee, subcontractor or consultant of the Company, the Surviving Corporation, Parent or any of their affiliates during the twelve months immediately preceding the date of such solicitation, interference or endeavor, with respect to any business similar to or in competition with the business in which the Company, the Surviving Corporation, Parent, or any of their affiliates is or has been engaged after the date of this Agreement, any person or entity who was a customer or client of the Company or of the Surviving Corporation or Parent, or any person or entity who requested or received a proposal from the Surviving Corporation, Parent or the Company.

     Each Shareholder expressly acknowledges, understands and agrees (i) that remedies at law for any breach of this Section 6.01 will be inadequate, (ii) that the damages resulting from such breach are not readily susceptible to measurement in monetary terms and (iii) that the Surviving Corporation and/or Parent shall be entitled to immediate injunctive relief and may obtain temporary and permanent orders restraining any threatened or further breach of this
Section 6.01 by the Shareholders. Each Shareholder has been advised by their respective counsel with respect to the meaning and effect of this Section 6.01.

         Section 6.02. Survival of Representations and Warranties; Indemnification.

         (a) The representations and warranties of the parties herein contained shall survive the closing of the Merger contemplated by this Agreement, notwithstanding any investigation at any time made by or on behalf of the other party, provided that any claims for indemnification in accordance with this
Section 6.02 with respect to any representation or warranty must be made (and will be null and void unless made) on or before the date twenty-four (24) months following the Closing Date (except in the case of representations contained in Section 5.01(a), (c)(v), (e), (g), (i), (j) and (n), which must be made within six (6) months following the expiration of the applicable statute of limitations) and except in the case of representations made in Section 5.03, which must be made within three years after the Closing Date.

         (b) Each Shareholder hereby agrees to, jointly and severally, indemnify and hold the Parent and Merger Subsidiary, and after the Closing Date, Surviving Corporation and Parent, and their respective officers, directors, stockholders, affiliates, employees, representatives and other agents harmless from and against any and all claims liabilities, losses, taxes, damages or injuries, together with costs and expenses, including reasonable legal fees (individually, each a "Loss and collectively "Losses") arising out of or resulting from (i) any breach, misrepresentation or material omission of the representations and warranties made by the Shareholders in this Agreement or in any Exhibit hereto or other documents delivered in connection herewith, (ii) any breach in any material respect by any Shareholder, unless waived in writing by the Merger Subsidiary, of any covenant or agreement contained in or arising out of this Agreement, or any other agreement delivered in connection herewith on the Closing Date, including without limitation, the Employment Agreements (hereafter defined), (iii) any and all, Losses, damages or injuries arising out of any failure of the Merger to qualify as a Section 368 reorganization, other than as the direct consequence of any breach of a representation or warranty in
Section 5.03; (iv) any and all sales, use, value added, stamp, transfer or other similar taxes arising from the transactions contemplated herein, (v) any and all liabilities arising out of or relating to the Company's profit sharing plan,
(vi) any and all liabilities of the Company arising, exiting or accruing prior to the Closing Date except for: (x) obligations of the Company to perform services with respect to deferred revenue at Closing, if any; and (y) the trade accounts payables, accrued expenses and certain other liabilities of the Company as of the Closing Date as set forth on Exhibit 6.02(b); (vii) any Loss resulting
                                       ---------------
from the tax audits disclosed on Exhibit 5.01(g) and; (viii) any and all liabilities arising out of or relating to oral agreements of the Company except to the extent expressly disclosed on Exhibit 5.01(c)(i)(2) (collectively, the "Indemnified Liabilities").

         (c) The Merger Subsidiary hereby agrees to indemnify and hold the Shareholders harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of or resulting from (i) any breach, misrepresentation or material omission in the representations and warranties made by the Merger Subsidiary in this Agreement, or (ii) any breach in any material respect by the Merger Subsidiary, unless waived in writing by the Shareholders, of any covenant or agreement of the Merger Subsidiary contained in or arising out of this Agreement.

         (d) The Parent hereby agrees to indemnify and hold the Shareholders harmless from and against any and all claims, liabilities, losses, damages or injuries, together with costs and expenses, including reasonable legal fees, arising out of or resulting from (i) any breach, misrepresentation or material omission in the representations and warranties made by the Parent or the Merger Subsidiary in Section 5.03 of this Agreement, (ii) any breach in any material respect by the Parent, unless waived in writing by the Shareholders, of any covenant or agreement of the Parent contained in or arising out of Section 4.03(d) or Article VII of this Agreement or (iii) any Loss incurred by Barry H. Jacobson, Patricia K. Jacobson and Richard W. Weissberg with respect to their personal guaranty of the office lease covering 50 Church Street,

Cambridge, Massachusetts dated August 30, 1995 described in the lease referenced on Exhibit 5.01(c)(i)(3).

     (e) Any party claiming a right to indemnification hereunder (the "Indemnified Party") shall give the other party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any claim, demand, action, suit, proceeding or discovery of fact upon which the Indemnified Party intends to base a claim for indemnification under this Section 6.02, provided, however, that no failure to give such notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnified Party shall have full responsibility and authority with respect to the disposition of any action, suit or proceeding brought against it; provided, however, that it will not settle any such action, suit or proceeding without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld or delayed. In the event any action, suit or proceeding is brought against the Indemnified Party with respect to which the Indemnifying Party may have liability under the indemnity agreements contained in Section 6.02(b), (c) and (d) however, the Indemnifying Party shall have the right, without prejudice to the Indemnified Party's rights under this Agreement, at the Indemnifying Party's sole expense, to be represented by counsel of its own choosing and with whom counsel for the Indemnified Party shall confer in connection with the defense of any such action, suit, or proceeding. The Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any litigation and settlement discussions. The Indemnifying Party shall have the right to settle any third party claim provided (i) it results in no Loss to the Indemnified Party, and
(ii) the Indemnifying party obtains a full general release in favor of the Indemnified Party with respect to said third party claims. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants, all books and records of the Indemnified Party relating to such action, suit or proceeding and the parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such action, suit or proceeding.

     (f) The Surviving Corporation and/or the Parent shall have the right to defer any payment of the Earnout Amount not yet then paid to Shareholders, for the amount of any claim for indemnification against the Shareholders under this
Section 6.02 which has not been Finally Determined. The Earnout Amount due to Shareholders shall be subject to offset for the amounts Finally Determined (as hereafter defined) to be subject to indemnification under Section 6.02(b). "Finally Determined" means a final, non appealable judgment from a court of competent jurisdiction or written agreement between Shareholders, Merger Subsidiary and Parent regarding disposition of the claim.

     (g) Notwithstanding anything to the contrary, the aggregate liability of the Shareholders under Section 6.02(a) shall not exceed the amount of the Merger Consideration and the Earnout (the "Cap"). Notwithstanding anything to the contrary, the aggregate liability of the Merger Subsidiary and the Parent collectively under Section 6.02 (c) and (d) above shall not exceed the Cap.

                  6.03 Escrow.

                  (a) On the Closing Date, $375,000.00 and 14,717 shares of Parent Common Stock from the Closing Shares (the "Escrowed Property") shall be delivered to the escrow agent listed on Exhibit A (the "Escrow Agent") to be
                                        ---------
held in escrow in accordance with the terms of an escrow agreement to be entered into between the parties (the "Escrow Agreement") on or prior to the Closing Date. The Escrowed Property will be held in escrow by the Escrow Agent as security for any indemnification obligation of the Shareholders to the Merger Subsidiary, the Surviving Corporation and Parent pursuant to the terms of
Section 6.02(b). The Escrowed Property shall consist of cash and the following shares of Parent Common Stock from the Shareholders and shall be allocable to such Shareholders as shown on Exhibit 4.02(a) hereof.

             (b) Any Loss by the Merger Subsidiary, the Surviving Corporation or Parent pursuant to Section 6.02(b) shall be satisfied first by the reduction of the Escrowed Property at its market value on the date that the Loss is paid or satisfied until the termination of the Escrow Agreement and thereafter by the Shareholders. The market value of the Escrowed Property shall not constitute a limit on the liability of the Shareholders to the Merger Subsidiary, the Surviving Corporation and Parent hereunder, it being understood and agreed that the Shareholders shall remain liable to satisfy the amount of any Loss which exceeds the then market value of the Escrowed Property, subject in any case to the Cap. The Escrowed Property shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement which shall be agreed upon and entered into by the Escrow Agent, the Shareholders and the Merger Subsidiary on or before the Closing Date. Among other things, the Escrow Agreement will provide that on the first anniversary hereof, the Escrow Agent shall deliver to the Shareholders or their designees such amount of the Escrowed Property then remaining, if any, as has not previously been applied pursuant to the terms of said Escrow Agreement, unless an indemnification claim by the Merger Subsidiary, the Surviving Corporation or the Parent against the Shareholders is then pending. The Shareholders shall have the right at their option, to satisfy their respective indemnification obligations with respect to any Loss that has been Finally Determined as provided for in Section 6.02 by paying cash instead of having the Escrowed Property applied in satisfaction of such Loss.

             (c) On the Closing Date $430,000 from the Cash Consideration shall be delivered to the Escrow Agent as security for the Shareholders indemnification obligations pursuant to Section 4.02(c) and (d) hereof. This Escrow Amount shall be held by the Escrow Agent pursuant to the terms of the Short Term Escrow Agreement of even date. This Escrow Amount shall be allocated to the Shareholders as shown on Exhibit 4.02(a) hereof.

                  6.04 Tax Matters.

                  (a)  Preparation and Filing of Tax Returns.

             (i) The Shareholders shall cause to be prepared and timely filed (taking into account extensions) all Income Tax Returns of the Company required to be filed for all periods ending prior to the Closing Date.

             (ii) The Surviving Corporation shall prepare and timely file (taking into account extensions) or shall cause to be prepared and timely filed all other Tax Returns with respect to the Company and any subsidiaries or in respect of their businesses, assets or operations.

       (b)   Allocation of Certain Taxes. Without limiting the Shareholders'
             ---------------------------
indemnity obligations under Section 6.2 hereof, the Surviving Corporation and the Shareholders agree that if the Company is permitted but not required under applicable foreign, state or local tax laws to treat the Closing Date as the last day of a taxable period, the Surviving Corporation and the Shareholders shall treat such day as the last day of a taxable period.

       (c)   Cooperation on Tax Matters.

                  The Surviving Corporation and the Shareholders shall cooperate in the preparation of all Tax Returns for any Tax periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years' Tax Returns illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party's possession requested by the party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include without limitation promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any taxing authority which relate to the Company, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any taxing authority and records concerning the ownership and tax basis of property, which the requested party may possess. The Surviving Corporation and the Shareholders shall make their respective employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

                                   ARTICLE VII

                         PIGGY-BACK REGISTRATION RIGHTS
                         ------------------------------

       Section 7.01. Piggyback Registration Rights.

       (a) If Parent (whether for its own account or for the account of a shareholder) registers any additional shares of Parent Common Stock after the Closing Date pursuant to the Securities Act (other than pursuant to a registration statement on Form S-4 or S-8 or any successor or similar forms in connection with an exchange offer or any offering of securities solely to the Parent's then existing stockholders or employees of the Parent and its subsidiaries and other than in connection with the Parent's initial public offering and with respect to the Consideration Shares), and the resale of the Consideration Shares issued to the Shareholders pursuant hereto, is then restricted as to holding period or volume under Rule 144 promulgated under the Securities Act, then Parent will accord to the Shareholders the opportunity to include in such registration statements the Consideration Shares ("Piggyback Registration"). Such registration shall be on the same terms and conditions and subject to the same limitations as shall apply to the other shares being registered thereby.

                  (b) Notwithstanding anything herein to the contrary, Parent shall not be obligated to register any Consideration Shares owned by the Shareholders pursuant to this Section unless the sale or other disposition of such shares is made pursuant to the same terms, conditions and method of distribution applicable to the Parent Common Stock which Parent proposes to register for itself.

                  (c) If any registration pursuant to this Section involves an underwritten offering, Parent shall have the sole right to select the investment bankers and underwriters or managing underwriters to administer the offering and any Consideration Shares requested by the Shareholders to be included in any such registration shall be offered pursuant to an underwriting agreement with the managing underwriter so selected by Parent.

                  (d) If the registration hereunder is initiated solely by Parent and such Piggyback Registration pursuant to this Section involves an underwritten offering and the managing underwriter shall advise Parent that, in its view, the number of securities requested to be included in such registration exceeds the number that can be sold in an orderly manner in such offering within a price range acceptable to Parent, Parent shall include in such offering (i) all the Parent Common Stock that Parent proposes to register and (ii) to the extent that the shares of Parent Common Stock to be included by Parent are less than such number as advised above, such pro-rata number of shares of Parent Common Stock requested to be included by WEB Hosting Organization LLC ("WEB"), Softbank Technology Ventures IV, L.P. and Softbank Technology Advisors Fund, L.P. (together, the "Softbank Holders"), and Mathew Wolf, Ann Weltchek Wolf 1995 Marital Trust, Mathew D. Wolf Children's Trust, Michael August, and Broadview Holdings LLP (together, the "Wolf Holders"), Steven R. Munroe, Robert F. Munroe, Brad D. Munroe, Peter Hawtrey (together the "Triumph Shareholders")(WEB, the Softbank Holders, the Wolf Holders and the Triumph Shareholders are together, the "Existing Piggyback Rights Holders") and the Shareholders as will bring the total number of securities to be so registered to such number; provided that if all the shares of Parent Common Stock requested to be included in such Piggyback Registration by members of any group set forth in (ii) above are not included, selection of shares of Parent Common Stock to be included from each of WEB, the Softbank Holders, the Wolf Holders, the Triumph Shareholders and the Shareholders shall be made pro rata based on the number of shares that each such
                           --- ----
group holds.

         (e) At any time on or after the date hereof, if Parent proposes to register under the Securities Act any of the Parent Common Stock for sale to the public (whether for its own account or for the account of a shareholder of Parent), Parent will promptly give written notice thereof to the Shareholders.

         (f) The Parent shall not be required to maintain the effectiveness of any registration statement filed under the Securities Act beyond the earlier to occur of (i) 180 days after the effective date of the registration statement, and (ii) consummation of the distribution by the shareholders whose shares of Parent Common Stock are included in such registration statement.

         (g) The provisions of this Section shall be effective only if and following such time as the Parent obtains the consent of the Existing Piggyback Rights Holders to such provisions. The Parent will use reasonable commercial efforts to obtain such consent prior to the Closing. The registration rights contemplated to be granted to the Shareholders herein shall be no less favorable than those granted to other Existing Piggyback Rights Holders who have heretofore sold their businesses to Parent. If the Parent is unable to obtain such consent, the Parent will accord to the Shareholders Piggyback Registration rights that are subordinate to the Piggyback Registration rights of the Existing Piggyback Rights Holders to the extent that the Parent may accord such rights without obtaining the consent of the Existing Piggyback Rights Holders or any other person or entity.

                                  ARTICLE VIII

                   OPERATION OF BUSINESS PRIOR TO CLOSING DATE
                   -------------------------------------------

            Section 8.01. General. From the date of this Agreement to the Closing Date, the Company and the Shareholders covenant and agree:

            (a) to maintain the Company's Assets and, not, without the Merger Subsidiary's prior written consent (x) remove any material part of the Company's Assets from the Site and (y) cancel any material contract or incur any material capital expenditures or liabilities (other than obligations to provide software or perform services pursuant to contracts entered into in the ordinary course of business) with respect to the Company or the Business; to perform their obligations under the Business Agreements;

            (b) to perform their obligations under the Business Agreements;

            (c) to conduct the Business only in the ordinary course;

            (d) to pay account payables to vendors and all accrued expenses in accordance with the terms of such respective payables and expenses and not to default in the payment of any such payables or expenses;

            (e) (i) to comply in all material respects with all laws, ordinances, regulations and other governmental restrictions applicable in any respect to the Business or any of the Company's Assets, (ii) not to grant any powers of attorney to act for the Business that will be effective on or after the Closing Date, (iii) not to mortgage or pledge or otherwise encumber any of the Company's Assets, (iv) not to engage in or enter into any material transaction with respect to the Business of any nature not expressly provided for herein, (v) not to pay any dividend or make any other distribution or payment to any Shareholder, (vi) not to amend, modify or supplement any employment arrangement with any employee and
(vii) not to issue any additional shares of capital stock of the Company or any options, rights or warrants exchangeable for or convertible into any shares of capital stock of the Company or permit the transfer of any shares of capital stock of the Company; and

            (f) to (i) take such action as may reasonably be necessary to preserve the Company's Assets, (ii) maintain inventory of the kinds and in the quantities maintained in the ordinary course of the Business, (iii) maintain the books and records of the Company in accordance with business practices sufficient to reflect fairly all properties, assets, liabilities and transactions of the Company required to be reflected therein and promptly advise the Merger Subsidiary in writing of any material adverse change in the condition (financial or otherwise) of the Company's Assets or the Business and (iv) use best efforts to preserve the organization of the Business intact and continue its operations at not less than the present levels, to keep available to the Merger Subsidiary the services of employees of the Company and to preserve the goodwill of Company's suppliers, customers, creditors and others having business relations with the Company in connection with the Business.

                                   ARTICLE IX

                              DELIVERIES AT CLOSING
                              ---------------------

            Section 9.01. Deliveries by the Company and the Shareholders.

            On the Closing Date, the Company and the Shareholders will deliver, or cause to be delivered, to the Merger Subsidiary the following:

            (a) The Shareholders shall have delivered to the Merger Subsidiary certificates evidencing the Company Common Stock, free and clear of all liens and encumbrances of any nature whatsoever, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank and with all requisite documentary or stock transfer tax stamps affixed.

            (b) A certificate from each Shareholder to the effect that (x) each of the representations and warranties of the Shareholders contained herein is true and correct on the Closing Date as if such representations and warranties had been made on the Closing Date and (y) the Shareholders and the Company have complied with each of the covenants of the Shareholders and Company contained in this Agreement.

            (c)  The following corporate documentation:

                   (i) The Company's Articles of Organization certified as of a date within thirty (30) days prior to the Closing Date by the Secretary of State of the state of the Company's organization;

                   (ii) Certificates of legal existence and corporate good standing as of a date within thirty (30) days prior to the Closing Date from the Secretary of State of the state of the Company's organization and each other state in which the Company is qualified to do business

                   (iii) The Company's By-Laws certified as of the Closing Date by the President, Vice President or Clerk of the Company as being in full force and effect and unmodified;

                   (iv) The Company's Minute and Stock Book certified as of the Closing Date by the President, Vice President or Clerk of the Company as being current, complete, accurate and unmodified; and

                   (v) Corporate Resolutions of the Company's Board of Directors and the Shareholders, approving this Agreement and all the transactions contemplated hereby on behalf of the Company, certified by the President or Vice President or Clerk of the Company as being in full force and effect and unmodified.

               (d) The legal opinions of counsel to the Company and the Shareholders, in a form acceptable to the Merger Subsidiary and its counsel.

               (e) The Escrow Agreement duly executed by the Shareholders and the Escrow Agent.

               (f) The Employment Agreement between the Merger Subsidiary and Patricia K. Jacobson, executed by Patricia K. Jacobson, the Employment Agreement between the Merger Subsidiary and Barry H. Jacobson, executed by Barry H. Jacobson, the Employment Agreement between the Merger Subsidiary and Richard W. Weissberg executed by Richard W. Weissberg and the Employment Agreement between the Merger Subsidiary and Michael S. Kirschenbaum, executed by Michael S. Kirschenbaum (the "Employment Agreements").

               (g) The Lock-up Agreement executed by the Shareholders.

               (h) The Company's credit cards listed on Exhibit 5.01(l)(1).
                                                        ------------------

               (i) Evidence acceptable to the Merger Subsidiary that the authority of the persons authorized to sign on behalf of the Company's bank accounts as set forth on Exhibit 5.01(l)(2) has been terminated.
                         ------------------

               (j) Resignation, in writing, of all the directors and officers of the Company.

               (k) Consents or acknowledgments to the assignment (i.e, as a result of change of control provisions) of all Business Agreements where required or where requested by the Merger Subsidiary, including, without limitation, a consent and estoppel certificate with respect to each of the Leases in a form satisfactory to the Merger Subsidiary.

               (l) One or more trademark and/or intellectual property assignment instruments executed by the Company and/or the Shareholders in form satisfactory to Merger Subsidiary if required or deemed appropriate to Merger Subsidiary with respect to the Intellectual Property.

               (m) Consent to a press release in form satisfactory to the Shareholders and the Merger Subsidiary relating to this Agreement and the transactions contemplated hereby.

               (n) A certificate of Adjusted Net Worth signed by an authorized officer of the Company and the Shareholders (the "Certificate of Adjusted Net Worth") with evidence satisfactory to the Merger Subsidiary stating the Adjusted Net Worth of the Company as at the Closing Date.

               (o) A list of Software (including, off-the-shelf software) used by the Company in operating and maintaining the Business, with respect to all of which, all licenses are valid and fully paid-up by the Company. If and to the extent that such licenses are not valid and fully paid-up, it is understood and agreed by the Shareholders that the Cash Consideration shall be reduced by the amount of costs and expenses which the Merger Subsidiary shall be obligated to incur in order to obtain and/or cause licenses for all such Software to be valid and fully paid up.

               (p) Evidence satisfactory to the Merger Subsidiary that the Shareholders have paid all costs and expenses (including, without limitation, attorneys' costs and expenses) in connection with the transactions contemplated by this Agreement out of their own assets and not out of the assets of the Company.

               (q) Keys to all entrances and possessions with respect to the Sites.

               (r) Evidence satisfactory to the Merger Subsidiary that the Company's Profit Sharing Plan has been cancelled.

               (s) Evidence satisfactory to the Merger Subsidiary that each agreement among Shareholders has been cancelled.

               9.02. Deliveries by the Merger Subsidiary

               On the Closing Date, the Merger Subsidiary will deliver, or cause to be delivered, to the Shareholders the following:

               (a)   A certificate of the Merger Subsidiary to the effect that
(x) each of the representations and warranties of the Merger Subsidiary and Parent contained herein is true and correct on the Closing Date as if such representations and warranties had been made on the Closing Date and (y) the Merger Subsidiary and Parent has complied with each of the covenants of the Merger Subsidiary contained in this Agreement.

               (b) The Escrow Agreement duly executed by the Merger Subsidiary.

               (c) The Employment Agreements duly executed by the Merger Subsidiary.

               (d) A written undertaking by the Merger Subsidiary to deliver fifteen (15) stock certificates issued to the Shareholders for the Closing Shares as soon as reasonably practicable following the listing of said shares by Nasdaq and the issuance of the certificates thereafter by Parent's transfer agent, which certificates shall be properly legended as provided in Section 5.01(o). Ten of such Certificates for the Escrowed Shares of Parent Common Stock in accordance with Sections 6.03(a) and (c) will be delivered to the Escrow Agent and the other certificates for the balance of the Closing Shares will be delivered to Shareholders in accordance with Section 4.02.

               (e) Resolution of the Board of Directors of Merger Subsidiary, authorizing the execution of this Agreement and the transactions contemplated hereby.

               (f) Consent to a press release in form satisfactory to the Shareholders and the Merger Subsidiary relating to this Agreement and the transactions contemplated hereby.

               (g) Delivery of the Cash Consideration.

               Section 9.03. Merger Subsidiary's Conditions to Closing. The Merger Subsidiary's obligation (with respect to itself and the Parent) under this Agreement shall be further subject to the following additional conditions:

               (a) Approval of the consummation of the transactions contemplated hereby by the respective Boards of Directors of the Parent and the Merger Subsidiary.

               (b) Completion by the Merger Subsidiary of its due diligence investigations (including, without limitation, factual, financial, legal and environmental) of the Company and the results of which investigation shall be satisfactory to the Merger Subsidiary in its sole discretion (it being understood that such due diligence shall be performed at the sole cost and expense of the Merger Subsidiary).

               (c) The delivery by the Company to the Merger Subsidiary of true, correct and complete copies of (x) the unaudited statements of assets, liabilities and stockholders' equity of the Company and any subsidiaries as at and for the years ending December 31, 1996, 1997 and 1998, as well as year to date financial statements of the Company for 1999 through the Closing Date, and
(y) the unaudited monthly financial statements for calendar year 1998 and each completed month of 1999 through the Closing Date, all on an accrual basis in accordance with GAAP;

               (d) If the Merger Subsidiary elects, the receipt by the Merger Subsidiary from accountants of its choosing, of a certified audit of the Company's financial statements for the year ending December 31, 1998, and the period January 1, 1999 through the Closing Date, the content of which shall be satisfactory to the Merger Subsidiary in its sole discretion (it being understood hereby that the costs and expenses of such audit shall be at the sole cost and expense of the Merger Subsidiary); and

               (e) The delivery by the Company and the Shareholders of all completed Exhibits to this Agreement, the content of which shall be satisfactory to the Merger Subsidiary in its sole discretion.

                                    ARTICLE X

                          OBLIGATIONS FOLLOWING CLOSING
                          -----------------------------

               Section 10.01. Further Cooperation.

               Whether in their capacity as shareholder, an officer or a director of the Company prior to the Closing Date, the Shareholders will, at any time and from time to time after the Closing Date, execute and deliver such further instruments of conveyance, transfer and license, and take such additional actions, as the Merger Subsidiary, the Surviving Corporation or their successor and/or assigns, may reasonably request, to effect, consummate, confirm or evidence the transactions contemplated by this Agreement. On or about the Closing Date, the Shareholders shall also use their best efforts to assist the Merger Subsidiary in obtaining from each employee of the Company a Non-Competition, Non-Disclosure and Intellectual Property Agreement in a form to be provided by Parent prior to the Closing.

               Section 10.02. Transition Assistance and Adjustments.

               The Shareholders shall cooperate and provide assistance to the Merger Subsidiary, the Surviving Corporation and the Parent as shall be reasonably necessary during the transition of the Business as contemplated in this Agreement, after the Closing Date.

               Section 10.03. Company Audit.

               In the event the Surviving Corporation after the Closing Date desires to have prepared at its sole cost and expense, audited financial statements of the Company and the Surviving Corporation for any periods which include periods ending prior to the Closing Date, then the Shareholders shall cooperate and provide assistance in connection with the preparation of such audited financial statements, including, without limitation, making themselves and the Company's internal accounting and auditing personnel (to the extent that such personnel are not employed by the Surviving Corporation at the time in question, it being understood that the failure or inability of the Shareholders to make any such personnel available will not be deemed a default of any of the Shareholders' respective obligations hereunder), as well as its external accounting personnel (at the sole cost and expense of the Surviving Corporation, none of such cost or expense to affect the calculation of EBITDA margin referred to in Section 4.03 hereof) and all relevant books and records of the Company, available to the Surviving Corporations, its affiliates and/or its auditors upon request.

               Section 10.04. Business Plan. Within 90 days after the Closing, the Shareholders and the Surviving Corporation shall mutually develop and approve a Business Plan for the Surviving Corporation for the period through December 31, 2001.

                                   ARTICLE XI

                                  MISCELLANEOUS
                                  -------------

               Section 11.01. Governing Law; Jurisdiction.

               This Agreement shall be governed by the laws of the State of Massachusetts. The parties hereto submit and consent to the exclusive jurisdiction of the state courts of the State of New York in the Counties of New York and Westchester and the federal courts located therein with respect to any legal actions relating to this Agreement, or any other agreements delivered in connection herewith, between the Shareholders, on the one hand, and the Merger Subsidiary or the Surviving Corporation, on the other hand, and any transactions contemplated thereby.

               Section 11.02. Counterparts.

               This Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

               Section 11.03. Confidentiality.

               The Company and the Shareholders, on the one hand, and the Merger Subsidiary and the Surviving Corporation, on the other hand, each agree not to disclose or use any information acquired by it about the other party during the course of the negotiations of this Agreement and the transactions to which it relates which is confidential in nature or not otherwise generally available to the public without the prior written consent of such other party unless required to do so by applicable law or regulation or by order of a court of competent jurisdiction or an administrative agency. Each party shall be liable for any breach by its respective employees, officers, directives, shareholders, agents and/or contractors of the provisions of this Section 11.03.

               Section 11.04. Amendments.

               This Agreement supersedes any prior contracts relating to the subject matter hereof among the Company, the Shareholders, the Merger Subsidiary and Parent. This Agreement cannot be changed, modified or amended and no provision or requirement hereof may be waived without the consent in writing of the parties hereto.

               Section 11.05. Severability.

               The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Each provision of this Agreement shall be deemed to be the agreement of the parties hereto to the full extent that the power to enter into such provisions shall have been conferred on the parties by law.

               Section 11.06. Benefit; Assignment.

               This Agreement is binding upon and inures to the benefit of the parties, their successors and permitted assigns. This Agreement may not be assigned or the duties of the parties hereunder delegated to others without the prior written consent of all parties hereto, except that the Merger Subsidiary may assign its rights, duties and obligations hereunder to Parent or an affiliate of the Merger Subsidiary or Parent without the Company's or the Shareholder's consent.

               Section 11.07. Construction.

               All exhibits annexed hereto are hereby incorporated herein by reference and made a part of this Agreement. Whenever used in this Agreement and the context so requires, the singular shall include the plural and the plural shall include the singular.

               Section 11.08. Imputed Knowledge.

               References in this Agreement to the "knowledge of" the Company, or words of similar import, shall include the knowledge of the Shareholders which knowledge shall be imputed to be the knowledge of the Company. References in this Agreement to the "knowledge of" the Merger Subsidiary or words of similar import, shall include the knowledge of Francis J. Alfano which knowledge shall be imputed to be the knowledge of the Merger Subsidiary.

               Section 11.09. Notices.

               All notices and other communications hereunder shall be in writing and deemed to have been duly given when delivered by hand, when received by registered or certified mail, postage prepaid, return receipt requested, when given by prepaid courier delivery services such as Federal Express, DHL or other similar services on the day received, or when given by facsimile transmission upon receipt by sender of confirmed answer-back, as follows:

               (a) if to Merger Subsidiary, the Surviving Corporation or Parent, at

                   Interliant, Inc.
                   Two Manhattanville Road
                   Purchase, NY 10577
                   Attn: Bruce S. Klein, General Counsel
                   Telecopier No.: (914) 694-1346

                           With a copy to:
                           Diserio Martin O'Connor &Castiglioni LLP
                           One Atlantic Street
                           Stamford, CT 06901
                           Attn:  Brian O'Connor, Esq.
                           Telecopier No.: (203) 348-2321

                  (b)      if to the Shareholders, at:

                           Patricia K. Jacobson
                           138 Spruce Street
                           Watertown, MA  02472
                           Telecopier No.:  __________

                           Barry H. Jacobson
                           25 Haskell Street
                           Lexington, MA  02420
                           Telecopier No.:  __________

                           Richard W. Weissberg
                           59 Eliot Crescent
                           Chaestnut Hill, MA  02167
                           Telecopier No.:  __________

                           Michael S. Kirschenbaum
                           31 Gorham Street
                           Cambridge, MA  02138
                           Telecopier No.:  __________

                           Elizabeth W. Reiland
                           61 Langdon Street
                           Newton, MA  01258
                           Telecopier No.:  __________

                           with a copy to:

                           David E. Dryer
                           Chappell White LLP
                           268 Summer Street
                           Boston, MA 02110
                           Telecopier No.: (617)279-3051

         If to the Shareholder Representative, at:
                           Patricia K. Jacobson

                           138 Spruce Street
                           Watertown, MA  02472
                           Telecopier  No.: _______________

         Section 11.10              Shareholder Representative.

                  (a) In order to administer the transactions contemplated by this Agreement and the Escrow Agreement, including, without limitation, the indemnification obligations of the Shareholders under Section 6.03, the Shareholders hereby designate and appoint Patricia K. Jacobson as their representative for this Agreement and the Escrow Agreement and as attorney-in-fact and agent for and on behalf of each Shareholder (in such capacity, the "Shareholder Representative"). Said power of attorney shall be coupled with an interest and shall be irrevocable.

                  (b) Each Shareholder hereby authorizes the Shareholder Representative to represent each Shareholder, and their successors, with respect to all matters arising under this Agreement and the Escrow Agreement, including, without limitation, (i) to take all action necessary in connection with the indemnification obligations of the Shareholders under Section 6.03, including, the defense or settlement of any claims and the making of payments with respect thereto, (ii) to give and receive all notices required to be given under this Agreement or the Escrow Agreement and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Shareholders by the Shareholder Representative pursuant to this Agreement and the Escrow Agreement.

                  (c) In the event that Patricia K. Jacobson or any substitute Shareholder Representative dies, becomes unable to perform his responsibilities as Shareholder Representative or resigns from such position, the Shareholders having an aggregate of 50% ownership interest in the Company immediately prior to the Merger shall select another representative to fill such vacancy and such substituted Shareholder Representative shall be deemed to be the Shareholder Representative for all purposes of this Agreement and the Escrow Agreement. Upon the occurrence of such event, the Shareholders shall provide written notice to the Surviving Corporation, the Parent and the Escrow Agent and shall indicate the identity of the substitute Shareholder Representative, who shall have agreed to the terms of this Section as if he were a party hereto.

                  (d) All decisions and actions by the Shareholder Representative, including, without limitation, any agreement between the Shareholder Representative and the Surviving Corporation, Parent or Escrow Agent relating to the indemnification obligations of the Shareholders under Section 6.03, including, the defense or settlement of any claims and the making of payments with respect hereto, shall be binding upon all the Shareholders as if they had taken such action themselves, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same. The Shareholder Representative shall incur no liability to the Shareholders with respect to any action taken or suffered by the Shareholder Representative in reliance upon any notice, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for any other action or inaction with respect to the indemnification obligations of the Shareholders under Section 6.03, including the defense or settlement of any claims and the making of payments with respect thereto, except to the extent resulting from the Shareholder Representative's own willful misconduct or negligence. The Shareholder Representative may, in all questions arising under this Agreement or the Escrow Agreement rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Shareholder Representative shall not be liable to the Shareholders.

                  (e) The Surviving Corporation, the Parent and the Escrow Agent are hereby authorized to rely conclusively on the actions, instructions and decisions of the Shareholder Representative with respect to this Agreement and the Escrow Agreement, including, without limitation, the indemnification obligations of the Shareholders under Section 6.03, including the defense or settlement of any claims or the making of payments by the Shareholder Representative hereunder, and no party hereunder shall have any cause of action against the Surviving Corporation, the Parent or the Escrow Agent to the extent such parties have relied upon the actions, instructions or decisions of the Shareholder Representative. If the Shareholder Representative undertakes any action hereunder in his capacity as a Shareholder Representative, the Shareholder Representative shall be deemed to make a representation to each of the Surviving Corporation, the Parent and the Escrow Agent that the Shareholder Representative is authorized hereunder to undertake such action. The Shareholder Representative agrees to indemnify and hold harmless each of the Surviving Corporation, the Parent and the Escrow Agent for any Loss suffered by such party as a result of the reliance by such party on the actions of the Shareholder Representative hereunder. For the avoidance of doubt, it is hereby acknowledged that the indemnity obligation under this Section is not subject to the limitations set forth in Section 6.03. The Shareholders hereby confirm that the Escrow Agent is an intended third party beneficiary of the terms of this Section and may enforce such Section in its own right and name.

                  (f) The Shareholders acknowledge and agree that the Shareholder Representative may incur costs and expenses on behalf of the Shareholders in her capacity as Shareholder Representative. Each of the Shareholders agrees to pay the Shareholder Representative, promptly upon demand by the Shareholder Representative therefor, a percentage of any expenses equal to such Shareholder's ownership interest in the Company immediately prior to the Merger.

                       SIGNATURES APPEAR ON FOLLOWING PAGE

[SIGNATURE PAGE OF AGREEMENT AND PLAN OF MERGER BETWEEN JACOBSON ACQUISITION CORP., THE JACOBSON GROUP, INC., PATRICIA K. JACOBSON, BARRY H. JACOBSON, RICHARD W. WEISSBERG, MICHAEL S. KIRSCHENBAUM AND ELIZABETH W. REILAND DATED DECEMBER ___, 1999]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                             JACOBSON ACQUISITION CORP.

                             By:  /s/ Francis J. Alfano
                                  -------------------------------------------
                             Francis J. Alfano, President

                             INTERLIANT, INC.

                             (Solely for purposes of Sections 4.03(d), 5.03, 6.02(d) and Article VII)

                             By:  /s/ Francis J. Alfano
                                  -------------------------------------------
                             Francis J. Alfano, Senior Vice President

                             THE JACOBSON GROUP, INC.

                             By:  /s/ Richard W. Weissberg
                                  -------------------------------------------
                                  Richard W. Weissberg, President

                             By:  /s/ Patricia K. Jacobson__________
                                  ------------------------
                                  Patricia K. Jacobson, Treasurer

                             SHAREHOLDERS:

                             By:  /s/ Patricia K. Jacobson
                                  -------------------------------------------
                                  Patricia K. Jacobson

                             By:  /s/ Barry H. Jacobson
                                  -------------------------------------------
                                  Barry H. Jacobson

                             By:  /s/ Richard W. Weissberg
                                  -------------------------------------------
                                  Richard W. Weissberg

                             By:  /s/ Michael S. Kirschenbaum
                                  -------------------------------------------
                                  Michael S. Kirschenbaum

                             By:  /s/ Elizabeth W. Reiland
                                  -------------------------------------------
                                  Elizabeth W. Reiland

                                LIST OF EXHIBITS:
                                ----------------

Exhibit A             -   Basic Provisions
---------

Exhibit 4.02(a)       -   Allocation of Merger Consideration

Exhibit 4.02(d)       -   Guaranteed Receivables
---------------

Exhibit 5.01(b)       -   Officers; Directors; Trade Names; Jurisdictions
---------------

Exhibit 5.01(c)(i)(1) -   Forms of Business Agreements with Customers with
---------------------     Schedule

Exhibit 5.01(c)(i)(2) -   Summary of Oral Business Agreements and Vendor/Service
---------------------     Provider and Other Agreements


Exhibit 5.01(c)(i)(3) -   Leases

Exhibit 5.01(c)(i)(4) -   Claims or Disputes Under Business Agreements

Exhibit 5.01(c)(i)(5) -   Consents to Transfer or Assign Not Obtained
---------------------

Exhibit 5.01(c)(ii)   -   Tangible Assets
-------------------

Exhibit 5.01(c)(iii)  -   Intellectual Property

Exhibit 5.01(c)(iv)   -   Customer List and Related Information
-------------------

Exhibit 5.01(c)(v)    -   Liens; Encumbrances
------------------

Exhibit 5.01(c)(vi)   -   Customer Terminations
-------------------

Exhibit 5.01(d)(1)    -   Financial Statements
------------------

Exhibit 5.01(d)(2)    -   Bad Debts
------------------

Exhibit 5.01(e)       -   Existing Employment Agreements, Labor or Collective
---------------           Bargaining Agreements, Employee Benefit or Welfare
                          Plans, Description of Employees

Exhibit 5.01(f)       -   Claims, Litigation, Etc.
---------------

Exhibit 5.01(g)       -   Bad Debts and Tax Liabilities of the Company
---------------

Exhibit 5.01(l)(1)    -   Company's Credit Cards
------------------

Exhibit 5.01(l)(2)    -   Company's Bank Accounts and Authorized Signatories
------------------

Exhibit 6.02(b)       -   Certain Assumed Liabilities
---------------